Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-211175) of Akebia Therapeutics, Inc.,
(2)	Registration Statement (Form S-3 No. 333-223585) of Akebia Therapeutics, Inc.,
(3)

Registration Statement (Form S-8 No. 333-196748) pertaining to the Amended and Restated 2008 Equity Incentive Plan, the 2014 Incentive Plan, and the 2014 Employee Stock Purchase Plan of Akebia Therapeutics, Inc.,

(4)	Registration Statement (Form S-8 No. 333-209469) pertaining to the 2014 Incentive Plan and the 2014 Employee Stock Purchase Plan of Akebia Therapeutics, Inc.,
(5)	Registration Statement (Form S-8 No. 333-216475) pertaining to the 2014 Incentive Plan and the 2016 Inducement Award Program of Akebia Therapeutics, Inc.,
(6)	Registration Statement (Form S-8 No. 333-222728) pertaining to the 2014 Incentive Plan and the 2016 Inducement Award Program of Akebia Therapeutics, Inc.,
(7)	Registration Statement (Form S-4 No. 333-227622) of Akebia Therapeutics, Inc.,
(8)

Registration Statement (Form S-8 No. 333-228772) pertaining to the 2014 Incentive Plan of Akebia Therapeutics, Inc. and the 1999 Share Option Plan, 2004 Long-Term Incentive Plan, 2007 Incentive Plan, Amended and Restated 2013 Incentive Plan, and 2018 Equity Incentive Plan of Keryx Biopharmaceuticals, Inc., and

(9)

Registration Statement (Form S-8 No. 333-229366) pertaining to the 2014 Incentive Plan, the 2014 Employee Stock Purchase Plan, and the Inducement Grants (January 2018 – December 2018) of Akebia Therapeutics, Inc.

of our report dated March 26, 2019, with respect to the consolidated financial statements of Akebia Therapeutics, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 26, 2019